                                                                               .
                                                                               .
                                                                               .


                                                                    Exhibit 99.2

QLT INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In accordance with Canadian generally accepted accounting principles)
(In thousands of United States dollars)                          JUNE 30, 2004           December 31, 2003
---------------------------------------                          -------------           -----------------
ASSETS
CURRENT ASSETS
     Cash and cash equivalents                                      $ 204,940                $ 262,408
     Short-term investment securities                                 319,290                  233,022
     Accounts receivable (Note 5)                                      42,776                   35,395
     Inventories (Note 6)                                              23,418                   26,808
     Future income tax assets                                          10,871                   11,801
     Other current assets (Note 7)                                     13,258                   16,150
                                                                      -------                  -------

                                                                      614,553                  585,584

PROPERTY AND EQUIPMENT                                                 47,315                   43,262
OTHER LONG-TERM ASSETS (Note 8)                                         6,572                    5,889
                                                                      -------                  -------

                                                                    $ 668,440                $ 634,735
                                                                    =========                =========

LIABILITIES
CURRENT LIABILITIES
     Accounts payable                                               $   6,135                $   8,683
     Income taxes payable                                               1,742                       --
     Other accrued liabilities (Note 9)                                 9,503                   13,574
     Deferred revenue                                                   4,515                    6,594
                                                                      -------                  -------

                                                                       21,895                   28,851

LONG-TERM DEBT                                                        144,766                  141,471
                                                                      -------                  -------

                                                                      166,661                  170,322

CONTINGENCIES (Note 15)

SHAREHOLDERS' EQUITY
SHARE CAPITAL (Note 10)                                               406,678                  389,502
     Authorized
        500,000,000 common shares without par value

     Issued and outstanding
Common shares
             June 30, 2004 - 69,582,317
             December 31, 2003 - 68,892,027

CONTRIBUTED SURPLUS                                                    47,022                       --
EQUITY COMPONENT OF CONVERTIBLE DEBT                                   33,500                   33,500
ACCUMULATED DEFICIT                                                   (21,837)                 (7,582)
CUMULATIVE TRANSLATION ADJUSTMENTS                                     36,416                   48,993
                                                                      -------                  -------

                                                                      501,779                  464,413
                                                                      -------                  -------

                                                                    $ 668,440                $ 634,735
                                                                    =========                =========

See accompanying notes to the consolidated financial statements

QLT INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

                                                                      Three months ended              Six months ended
                                                                           June 30,                       June 30,
                                                                      ------------------              ----------------
(In accordance with Canadian generally accepted
accounting principles)
(In thousands of United States dollars except per share
information)                                                            2004          2003             2004          2003
------------                                                            ----          ----             ----          ----
REVENUES
  Revenue from Visudyne(R) (Note 11)                                 $ 43,136        $ 35,164         $ 83,655      $ 66,609
  Contract research and development (Note 12)                           1,263             845            2,055         2,371
                                                                       ------          ------           ------        ------
                                                                       44,399          36,009           85,710        68,980
                                                                       ------          ------           ------        ------
COSTS AND EXPENSES
 Cost of sales                                                          7,450           6,058           14,372        11,470
 Research and development (Note 13)                                    13,492          11,483           24,989        21,814
 Selling, general and administrative                                    4,013           3,432            9,267         6,465
 Depreciation and amortization                                            916           1,270            1,725         2,511
 Restructuring (recovery)                                                  --            (394)              --          (394)
 Writedown on intangible assets                                            --           6,956               --         6,956
                                                                       ------          ------           ------        ------
                                                                       25,871          28,805           50,353        48,822
                                                                       ------          ------           ------        ------

OPERATING INCOME                                                       18,528           7,204           35,357        20,158


 INVESTMENT AND OTHER INCOME
  Net foreign exchange gains                                              948             381            1,439         2,914
  Interest income                                                       2,268           2,045            4,750         3,644
  Interest expense                                                     (3,183)             --           (6,352)           --
                                                                       ------          ------           ------        ------
                                                                           33           2,426             (163)        6,558
                                                                       ------          ------           ------        ------

INCOME BEFORE INCOME TAXES                                             18,561           9,630           35,194        26,716

PROVISION FOR INCOME TAXES                                             (8,462)         (3,623)         (15,551)      (10,051)
                                                                       ------          ------           ------        ------

INCOME BEFORE EXTRAORDINARY GAIN                                       10,099           6,007           19,643        16,665
                                                                       ------          ------           ------        ------

EXTRAORDINARY GAIN (NOTE 3)                                                --              --           10,393            --
                                                                     ========        ========         ========      ========

NET INCOME                                                           $ 10,099        $  6,007         $ 30,036      $ 16,665
                                                                     ========        ========         ========      ========

BASIC NET INCOME PER COMMON SHARE
  Income before extraordinary gain                                   $   0.15        $   0.09         $   0.28      $   0.24
  Extraordinary gain                                                       --              --             0.15            --
                                                                       ------          ------           ------        ------
  Net income                                                         $   0.15        $   0.09         $   0.43      $   0.24
                                                                       ------          ------           ------        ------
DILUTED NET INCOME PER COMMON SHARE
  Income before extraordinary gain                                   $   0.14        $   0.09         $   0.28      $   0.24
  Extraordinary gain                                                       --              --             0.15            --
                                                                       ------          ------           ------        ------
  Net income                                                         $   0.14        $   0.09         $   0.43      $   0.24
                                                                       ------          ------           ------        ------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING (in
thousands)
  Basic                                                                69,574          68,705           69,425        68,611
  Diluted                                                              70,185          68,933           69,888        68,737
                                                                       ------          ------           ------        ------

See accompanying notes to the consolidated financial statements.
Visudyne(R) is a trademark of Novartis Pharma AG.

QLT INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

                                                                              Three months ended               June 30,
(In accordance with Canadian generally accepted accounting principles)             June 30,
(In thousands of United States dollars)                                       2004           2003          2004          2003
---------------------------------------                                       ----           ----          ----          ----
CASH PROVIDED BY OPERATING ACTIVITIES
  Net income                                                               $10,099        $ 6,007       $30,036      $ 16,655
     Adjustments to reconcile net income to net cash provided by operating activities
       Depreciation and amortization                                           916          1,270         1,725         2,511
       Stock-based compensation (Note 10)                                    2,969              -         6,239             -
       Amortization of deferred financial expenses                             264              -           503             -
       Implied interest on convertible debt                                  1,635              -         3,276             -
       Unrealized foreign exchange gain                                      5,252          1,401         7,124         2,099
       Writedown on intangible assets                                            -          6,956             -         6,956
       Restructuring                                                             -          (394)             -         (394)
       Extraordinary gain                                                        -                     (10,393)
       Future income taxes                                                   6,753          3,625        13,843        10,050
       Benefit of investment tax credits included in operating
       expenses                                                              (326)          (606)       (1,036)       (1,147)
     Changes in non-cash operating assets and liabilities
       Accounts receivable                                                 (4,211)        (1,310)       (8,081)         1,030
       Inventories                                                           4,210          (956)         2,564         (291)
       Other assets                                                        (2,904)          (266)         2,739       (4,218)
       Accounts payable                                                    (2,405)          (953)       (3,316)       (2,322)
       Income taxes payable                                                 1,708              -         1,708             -
       Accrued restructuring charge                                              -          (286)             -       (2,005)
       Other accrued liabilities                                             5,021          3,645       (3,872)          (16)
       Deferred revenue                                                      (188)        (4,088)       (1,916)       (4,598)
                                                                           -------        -------       -------       -------

                                                                            28,793         14,045        41,143        24,320
                                                                           -------        -------       -------       -------

CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES
     Short-term investment securities                                     (85,537)         18,357      (94,757)       (1,692)
     Purchase of property and equipment                                    (3,736)          (250)       (6,905)       (2,212)
     Other long-term assets                                                  (718)              -         (718)             -
     Purchase of Kinetek Pharmaceuticals, Inc., net of cash
     acquired                                                                    -              -       (2,316)             -
                                                                           -------        -------       -------       -------

                                                                          (89,991)         18,107     (104,696)       (3,904)
                                                                           -------        -------       -------       -------

CASH PROVIDED BY FINANCING ACTIVITY
     Long term debt (net)                                                     (34)              -         (105)             -
     Issuance of common shares                                               2,076          1,635        13,772         2,640
                                                                           -------        -------       -------       -------
                                                                             2,042          1,635        13,667         2,640
                                                                           -------        -------       -------       -------

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS               (5,402)         11,918       (7,582)        20,667
                                                                           -------        -------       -------       -------
NET (DECREASE)  INCREASE IN CASH AND CASH EQUIVALENTS                     (64,558)         45,705      (57,468)        43,723
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                             269,498        126,156       262,408       128,138
                                                                           -------        -------       -------       -------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                  $204,940      $ 171,861     $ 204,940      $171,861
                                                                          ========      =========     =========      ========

SUPPLEMENTARY CASH FLOW INFORMATION:
Interest paid                                                              $  137         $  184       $ 3,156       $   251
Income taxes paid                                                               -              -             -             -

See the accompanying Notes to the Consolidated Financial Statements.

QLT INC.
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
(Unaudited)

                                               Common Shares
                                           -----------------------
                                                                                              Equity
                                                                                             Component                    Total
                                                                  Cumulative                    of                     Shareholders'
                                                                  Translation  Contributed  Convertible  Accumulated      Equity
                                             Shares      Amount   Adjustments   Surplus        Debt        Deficit       (Note 10)
                                             ------      ------   -----------   -------        ----        -------       ---------
(In accordance with Canadian generally
accepted accounting principles)
(All amounts except share and per share
information are expressed in thousands of
United States dollars)

Balance at December 31, 2003               68,892,027   $389,502  $ 48,993    $       -     $ 33,500      $ (7,582)     $ 464,413

Cumulative effect of change in
accounting policy (Note 10)                         -      2,743         -       41,548            -       (44,291)             -

Exercise of stock options at
prices ranging from CAD $12.10 to
CAD $31.40  per share                         609,161     11,602         -            -            -             -         11,602

Translation adjustments from
application of U.S. dollar
reporting                                           -          -    (4,116)           -            -             -        (4,116)

Stock based compensation (Note 10)                  -          -         -        3,270            -             -          3,270

Net income                                          -          -         -            -            -        19,937         19,937
                                           ----------   --------  --------    ---------     --------      --------      ---------
Balance at March 31, 2004                  69,501,188   $403,847  $ 44,877    $  44,818     $ 33,500      $(31,936)     $ 495,105
                                           ----------   --------  --------    ---------     --------      --------      ---------

Exercise of stock options at
prices ranging from CAD $12.10 to
CAD $34.75  per share                          81,129      2,067         -            -            -             -          2,067

Translation adjustments from
application of U.S. dollar
reporting                                          -           -    (8,461)           -            -             -        (8,461)

Stock based compensation (Note 10)                 -           -         -        2,968            -             -          2,968

Transfer on exercise of stock
options                                            -         764         -         (764)           -             -              -

Net income                                         -           -         -            -            -        10,099         10,099
                                           ----------   --------  --------    ---------     --------      --------      ---------
BALANCE AT JUNE 30, 2004                   69,582,317   $406,678  $ 36,416    $  47,022     $ 33,500      $(21,837)     $ 501,779
                                           ==========   ========  ========    =========     ========      ========      =========


     See accompanying notes to the consolidated financial statements.

    NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
    (Information as at and for the three month periods ended June 30, 2004 and June 30, 2003 is unaudited.)

    QLT Inc. (the "Company" or "QLT") is a global bio-pharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies to treat eye diseases, cancer, dermatological and urological conditions. The Company is a pioneer in the field of photodynamic therapy ("PDT"). PDT is a minimally invasive medical procedure utilizing photosensitizers (light-activated drugs) to treat a range of diseases associated with rapidly growing tissue.


1.  BASIS OF PRESENTATION


    These unaudited consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP") for interim financial information. These financial statements do not include all disclosures required for annual financial statements and should be read in conjunction with the Company's audited consolidated financial statements and notes thereto included as part of the Company's 2003 Annual Report. The Company also prepares its consolidated financial statements in accordance with U.S. GAAP. Consolidated financial statements in U.S. GAAP are included as part of the Company's quarterly report on Form 10Q. All amounts herein are expressed in United States dollars unless otherwise noted.

    In the opinion of management, all adjustments (including reclassifications and normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at June 30, 2004 and for all periods presented, have been made. Interim results are not necessarily indicative of results for a full year.


2.  PRINCIPLES OF CONSOLIDATION


    These consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated.


3.  BUSINESS COMBINATIONS


    On March 31, 2004, the Company acquired all the outstanding shares of Kinetek Pharmaceuticals, Inc. ("Kinetek"), a privately held biopharmaceutical company based in Vancouver, British Columbia, that focused on discovery and development of new targets and therapies. The results of operations of Kinetek are included in the consolidated statement of operations since the acquisition date, and the related assets and liabilities were recorded based upon their respective fair values at the date of acquisition. The Company paid an aggregate cash purchase price of $2.4 million, which included acquisition related expenditures of $0.1 million. The extraordinary gain resulting from this acquisition related to the estimated fair value of net assets acquired, including the recognition of certain tax assets, in excess of the total consideration paid by the Company.

    The total consideration paid by the Company for Kinetek, including acquisition costs, was allocated based on management's preliminary assessment as to the estimated fair values on the acquisition date. This preliminary assessment is subject to change upon the final determination of the fair value of the assets acquired and liabilities assumed.

    (In thousands of United States dollars)

    Purchase price                                                $  2,447

    Current assets acquired (including cash of $0.1 million)        13,137
    Property and equipment acquired                                    604
    Current liabilities assumed                                       (901)
                                                                    ------
    Extraordinary gain                                              10,393
                                                                    ======

(In accordance with Canadian generally accepted accounting principles)

    On July 1, 2004, Kinetek was amalgamated with the Company and ceased to exist as a separate legal entity.

4.  SIGNIFICANT ACCOUNTING POLICIES

    In the opinion of management, the following are the most significant accounting policies used in preparing these financial statements.

    Use of Estimates
    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods presented. Significant estimates are used for, but not limited to, provisions for non-completion of inventory, assessment of the net realizable value of long-lived assets, accruals for contract manufacturing and research and development agreements, allocation of costs to manufacturing under a standard costing system, allocation of overhead expenses to research and development, determination of fair value of assets and liabilities acquired in purchase business combinations, determination of fair value of stock based compensation, and provisions for taxes and contingencies. Actual results may differ from estimates made by management.

    Reporting Currency and Foreign Currency Translation
    The Company uses the U.S. dollar as its reporting currency while retaining the Canadian dollar as its functional currency. The consolidated financial statements of the Company are translated into U.S. dollars using the current rate method. Assets and liabilities are translated at the rate of exchange prevailing at the balance sheet date. Shareholders' equity is translated at the applicable historical rates. Revenue and expenses are translated at a weighted average rate of exchange for the respective periods. Translation gains and losses are included as part of the cumulative foreign currency translation adjustments which is reported as a component of shareholders' equity.

    Property and Equipment
    During the first quarter of 2003, the Company reviewed its intended use of property and equipment and adopted the straight-line method for all newly acquired property and equipment beginning in 2003. The Company retains the declining balance method for all property and equipment acquired prior to 2003.

    Property and equipment are recorded at cost and amortized as follows:

                                                      Method               Rates            Method            Years
                                                      ------               -----            ------            -----
    Buildings                                         Declining balance    4%
    Office furnishings, fixtures and other            Declining balance    20%         or   Straight-line     5
    Research and commercial manufacturing equipment
    and computer operating system                     Declining balance    20%         or   Straight-line     5
    Computer hardware                                 Declining balance    30%         or   Straight-line     3

    Revenue Recognition
    Under the terms of the Company's collaborative agreement with Novartis Ophthalmics, a division of Novartis Pharma AG ("Novartis Ophthalmics"), the Company is responsible for manufacturing and product supply and Novartis Ophthalmics is responsible for sales, marketing and distribution of Visudyne. Our agreement with Novartis Ophthalmics provides that the calculation of total revenue for the sale of Visudyne be composed of three components: (1) an advance on the cost of inventory sold to Novartis Ophthalmics, (2) an amount equal to 50% of the profit that Novartis Ophthalmics derives from the sale of Visudyne to end-users, and (3) the reimbursement of other specified costs incurred and paid for by the Company (See Note 11 - Revenue from Visudyne). The Company recognizes revenue from the sale of Visudyne when persuasive evidence of an arrangement exists, delivery to Novartis has occurred, the end selling price of Visudyne is fixed or determinable, and collectibility is reasonably assured. Under the calculation of total revenues noted above, this occurs upon "sell through" to the end customer.

    Contract research and development revenues consist of non-refundable research and development funding under collaborative agreements with the Company's various strategic partners. Contract research and development funding generally compensates the Company for discovery, preclinical and clinical expenses related to the collaborative development programs for certain products and product candidates of the Company, and is recognized as revenue at the time research and development activities are performed under the terms of the collaborative agreements. Amounts received under the collaborative agreements are non-refundable even if the research and


(In accordance with Canadian generally accepted accounting principles) development efforts performed by the Company do not eventually result in a commercial product. Contract research and development revenues earned in excess of payments received are classified as contract research and development receivables. (See Note 5 - Accounts Receivable and Note 12 - Contract Research and Development.)

    The Company does not offer rebates or discounts and has not experienced any material product returns; accordingly, the Company does not provide an allowance for rebates, discounts, and returns.

    Cost of Sales
    Cost of sales, consisting of expenses related to the production of bulk Visudyne sold to Novartis Ophthalmics and royalties on Visudyne sales, are charged against earnings in the period of the related product sale by Novartis Ophthalmics to third parties. The Company utilizes a standard costing system, which includes a reasonable allocation of overhead expenses, to account for inventory and cost of sales with adjustments being made periodically to reflect current conditions. Overhead expenses comprise direct and indirect support activities related to the manufacture of bulk Visudyne and involve costs associated with activities such as quality inspection, quality assurance, supply chain management, safety and regulatory. Overhead expenses are allocated to inventory during each stage of the manufacturing process under the standard costing system, and eventually to cost of sales as the related products are sold by Novartis Ophthalmics to third parties. The Company records a provision for the non-completion of product inventory based on its history of batch completion.

    Stock-Based Compensation
    Effective January 1, 2004, the Company adopted the fair value method of accounting for all employee and non-employee stock-based compensation pursuant to the amended recommendations of the Canadian Institute of Chartered Accountants ("CICA") Handbook Section 3870, Stock-based Compensation and Other Stock-based Payments. As permitted by the amended recommendations of CICA Handbook Section 3870, the Company has applied this change in accounting on a retroactive basis, without restatement of prior periods. Compensation expense is recorded for stock options issued to employees and non-employees using the fair value method. The Company must calculate the fair value of stock options issued and amortize the fair value to stock compensation expense over the vesting period, and adjust the amortization for stock option forfeitures and cancellations. The Company uses the Black-Scholes model to calculate the fair value of stock options issued which requires that certain assumptions including the expected life of the option and expected volatility of the stock price be estimated at the time that the options are issued. This accounting estimate is reasonably likely to change from period to period as further stock options are issued and adjustments are made for stock option forfeitures and cancellations. The Black-Scholes model is not the only permitted model to calculate the fair value of stock options issued pursuant to Handbook Section 3870. A different model, such as the binomial model, as well as any changes to the assumptions made may result in a different stock compensation expense calculation. The Company recorded stock-based compensation expense of $3.0 million during the second quarter of 2004, and $6.2 million for the six months ended June 30, 2004. (Note 10).

    Research and Development
    Research and development costs consist of direct and indirect expenditures, including a reasonable allocation of overhead expenses, associated with the Company's various research and development programs. Overhead expenses comprise general and administrative support provided to the research and development programs and involve costs associated with support activities such as facility maintenance, utilities, office services, information technology, legal, accounting and human resources. Research and development costs are expensed as incurred, net of related tax credits, unless they meet generally accepted accounting criteria for deferral and amortization. Patent application, filing and defense costs are expensed as incurred and included in general and administrative expenses.

    Income Taxes
    Income taxes are reported using the asset and liability method, whereby future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carry forwards using applicable or substantially enacted tax rates. An increase or decrease in these tax rates will increase or decrease the carrying value of future net tax assets resulting in an increase or decrease to net income.

    Net Income Per Common Share
    Basic net income per common share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per common share is computed in accordance with the treasury stock method or "if converted" method, as applicable, which uses the weighted average number of common shares outstanding

    (In accordance with Canadian generally accepted accounting principles)
     during the period and also includes the dilutive effect of potentially issuable common stock from outstanding stock options and convertible debt. In addition, the related interest, accretion, and amortization of deferred financing fees on convertible debt (net of tax) are added back to income, since these would not be paid or incurred if the convertible senior notes were converted into common shares.

    The following table sets forth the computation of basic and diluted net income per common share:

                                                                    Three months ended             Six months ended
     (In thousands, except per share data)                       June 30,        June 30,       June 30,       June 30,
    (Unaudited)                                                    2004            2003           2004           2003
    -----------                                                    ----            ----           ----           ----
    Numerator:
         Income before extraordinary gain                         $10,099          $6,007        $19,643        $16,665
         Extraordinary gain                                             -               -         10,393              -
                                                                  -------          ------        -------        -------

         Net Income                                               $10,099          $6,007        $30,036        $16,665
                                                                  =======          ======        =======        =======

    Denominator:
         Weighted-average common shares outstanding                69,574          68,705         69,425         68,611
         Effect of dilutive securities:
              Stock options                                           611             228            463            126
                                                                  -------          ------        -------        -------
         Diluted weighted-average common shares
         outstanding                                               70,185          68,933         69,888         68,737
                                                                  =======          ======        =======        =======

    Basic net income per common share
                                                                    $0.15          $0.09           $0.28          $0.24
         Income before extraordinary gain
         Extraordinary gain                                             -              -            0.15              -
                                                                  -------          ------        -------        -------
         Net income                                                 $0.15          $0.09           $0.43          $0.24
                                                                  =======          ======        =======        =======
    Diluted net income per common share
                                                                    $0.14          $0.09           $0.28          $0.24
         Income before extraordinary gain
         Extraordinary gain                                             -              -            0.15              -
                                                                  -------          ------        -------        -------
         Net income                                                 $0.14          $0.09           $0.43          $0.24
                                                                  =======          ======        =======        =======

    The effect of approximately 9,692,637 shares related to the assumed conversion of the $ 172.5 million 3% convertible senior notes has been excluded from the computation of diluted earnings per share for the three and six months ended June 30, 2004 because their effect was anti-dilutive. In addition, also excluded from the calculation of diluted net income per common share for the three and six month periods ended June 30, 2004 were 4,774,743 and 5,530,504 shares, respectively, (in both the three and six month periods ended June 30, 2003 the amounts excluded were 6,549,510 shares) of common stock from stock options because their effect was also anti-dilutive.

    Reclassification

    Certain comparative figures have been reclassified to conform with the current period's presentation.


5.  ACCOUNTS RECEIVABLE

(In thousands of United States Dollars)                      June 30, 2004          December 31, 2003
---------------------------------------                      -------------          -----------------
(Unaudited)
Visudyne(R)                                                  $ 39,151                   $34,035
Contract research and development                               1,181                     1,032
Foreign exchange contracts                                      1,410                         -
Trade and other                                                 1,034                       328
                                                             --------                  --------
                                                             $ 42,776                  $ 35,395
                                                             ========                  ========

(In accordance with Canadian generally accepted accounting principles)

    Accounts receivable - Visudyne represents amounts due from Novartis Ophthalmics and consists of the Company's 50% share of pre-tax profit on sales of Visudyne, amounts due from the sale of bulk Visudyne to Novartis Ophthalmics and reimbursement of specified royalty and other costs. The Company has not, in the past, experienced bad debts. Based on this history and because the Company's accounts receivable consists primarily of receivables from its strategic partner, Novartis Ophthalmics, the Company does not provide an allowance for doubtful accounts.


6.  INVENTORIES

   (In thousands of United States dollars)                                   June 30, 2004            December 31, 2003
   ---------------------------------------                                   -------------            -----------------
   (Unaudited)
   Raw materials and supplies                                                      $   416                       $ 2,066
   Work-in-process                                                                  24,287                        24,660
   Finished goods                                                                       68                            82
   Provision for non-completion of product inventory                                (1,353)                            -
                                                                                  --------                       -------

                                                                                  $ 23,418                       $26,808
                                                                                  --------                       -------

    The Company records a provision for non-completion of product inventory to provide for potential failure of inventory batches in production to pass quality inspection. During the three months ended June 30, 2004, the Company incurred a partial batch non-completion resulting in a charge to the reserve for non-completion of $0.3 million. The Company has not experienced inventory spoilage to date. Based on this history, inventory turnover, and expected sales, the Company believes that, at this time, the risk of inventory obsolescence is negligible. Accordingly, the Company has not established any reserve for obsolescence.


7.   OTHER CURRENT ASSETS

   (In thousands of United States dollars)                                 June 30, 2004          December  31, 2003
   ---------------------------------------                                 -------------          ------------------
   (Unaudited)
   Inventory in transit held by Novartis Ophthalmics                            $ 10,025               $ 10,122
   Foreign exchange contracts                                                          -                  4,447
   Prepaid expenses and other                                                      3,233                  1,581
                                                                                --------               --------

                                                                                $ 13,258               $ 16,150
                                                                                --------               --------

    Inventory in transit comprises finished goods that have been shipped to and are held by Novartis Ophthalmics. Under the terms of the Company's collaborative agreement, upon delivery of inventory to Novartis Ophthalmics, the Company is entitled to an advance equal to the Company's cost of inventory. The inventory in transit is also included in deferred revenue at cost, and will be recognized as revenue in the period of the related product sale and delivery by Novartis Ophthalmics to third parties, where collection is reasonably assured.

    Foreign exchange contracts consist of unrealized gains on foreign currency derivative financial instruments.


    (In accordance with Canadian generally accepted accounting principles)

8.   OTHER LONG-TERM ASSETS

     (In thousands of United States dollars)                                   June 30, 2004          December  31, 2003
     ---------------------------------------                                   -------------          ------------------
      (Unaudited)
     Deferred financing expenses                                                      $4,254                     $ 4,784
     Deferred Atrix acquisition expenses                                               1,379                           -
     Diomed Holdings, Inc.                                                               250                         257
     Other                                                                               689                         848
                                                                                      ------                     -------
                                                                                      $6,572                     $ 5,889
                                                                                      ------                     -------

    Deferred financing expenses represent debt issue costs related to the convertible senior notes, net of amortization. Deferred financing expenses are being amortized over 5 years commencing August 2003. Deferred Atrix acquisition expenses represent the direct incremental costs incurred to June 30, 2004 in relation to the Agreement and Plan of Merger entered into with Atrix Laboratories, Inc. on June 14, 2004. (See Note 15 - Proposed Merger with Atrix Laboratories, Inc.). The long-term investment in Diomed Holdings, Inc. represents the restricted Class A Convertible Preferred Stock the Company received as consideration for the sale of the Company's Optiguide fiber optic business to Diomed Holdings, Inc. and was converted to Diomed Holdings, Inc. common shares during 2003. Other long-term investments consist principally of long-term employee loans which are non-interest bearing with terms ranging from one to five years, and which will be forgiven if certain conditions are met.


9.   OTHER ACCRUED LIABILITIES

   (In thousands of United States dollars)                                  June 30, 2004           December 31, 2003
   ---------------------------------------                                  -------------           -----------------
   (Unaudited)
   Royalties                                                                      $2,756              $   2,470
   Compensation                                                                    3,543                  5,325
   Foreign exchange contracts                                                        737                  3,589
   Interest                                                                        1,667                  2,132
   Other                                                                             800                     58
                                                                                  ------              ---------
                                                                                  $9,503              $  13,574
                                                                                  ------              ---------

(In accordance with Canadian generally accepted accounting principles)

10.  SHARE CAPITAL AND ADOPTION OF ACCOUNTING POLICY

     On August 11, 2003, the Company announced a share buy-back program. Share purchases by the Company would be made as a normal course issuer bid. The Company may purchase for cancellation up to a maximum of 5,000,000 common shares. All purchases would be effected in the open market through the facilities of The Toronto Stock Exchange and the NASDAQ National Market, in accordance with all regulatory requirements, and would be effected during the period commencing August 13, 2003 and ending August 12, 2004. As of June 30, 2004, the Company had not purchased any of its common shares under this program.

     Stock option activity with respect to all of the Company's stock option plans is presented below:


                                                                                              Weighted
                                                                   Exercise Price Range       Average
    (In Canadian dollars)                      Number of Shares         Per Share          Exercise Price
---------------------------------------------------------------------------------------------------------
    Outstanding at December 31, 2003                 7,236,624       $ 12.10   -  $108.60  $ 47.82
    From January 1 to June 30, 2004:
         Granted                                       891,450       $ 31.60   -  $ 32.85  $ 32.72
         Exercised                                    (690,290)      $ 12.10   -  $ 34.75  $ 26.41
         Cancelled                                    (374,341)      $ 12.10   -  $108.60  $ 44.40
---------------------------------------------------------------------------------------------------------
    Outstanding at June 30, 2004                     7,063,443       $ 12.10   -  $108.60  $ 48.19
=========================================================================================================

     Additional information relating to stock options outstanding as of June 30, 2004 is presented below:

                (In Canadian dollars) Options Outstanding                          Options Exercisable
--------------------------------------------------------------------------------------------------------
                                                          Weighted
                                                          Average                              Weighted
                                          Weighted       Remaining                             Average
         Exercise         Number of       Average       Contractual                            Exercise
        Price Range         Shares     Exercise Price   Life (Years)    Number of Shares        Price
--------------------------------------------------------------------------------------------------------
    Under  $17.50            820,495      $ 13.48           3.72              296,222           $ 13.50
    $17.51 - $25.00          712,444      $ 22.36           2.87              483,048           $ 22.42
    $25.01 - $37.50        1,636,481      $ 32.03           3.49              794,564           $ 31.40
    $37.51 - $50.00        2,304,399      $ 41.29           1.54            2,185,715           $ 41.47
    Over $50.00            1,589,624      $104.31           0.87            1,586,124          $ 104.37
--------------------------------------------------------------------------------------------------------
                           7,063,443                                        5,345,673
--------------------------------------------------------------------------------------------------------

     Effective January 1, 2004, the Company adopted the fair value method of accounting for all employee and non-employee stock-based compensation pursuant to the amended recommendations of the Canadian Institute of Chartered Accountants ("CICA") Handbook Section 3870, Stock-based Compensation and Other Stock-based Payments. In accordance with the amended recommendations of CICA Handbook Section 3870, the Company selected the retroactive without restatement method of adoption to recognize stock-based compensation for all awards vesting after January 1, 2002 and accordingly, the results for the years 2003 and 2002 have not been restated. The following pro forma financial information presents the net income and net income per common share had the Company retroactively restated comparative periods to recognize stock-based compensation using a fair value based accounting method:


     (In accordance with Canadian generally accepted accounting principles)

    (In thousands  except per share information)           Three months ended     Six months ended
    (Unaudited)                                              June 30, 2003          June 30, 2003
--------------------------------------------------------------------------------------------------
    Net Income (loss)
        As reported                                              $ 6,007                  $ 16,665
        Less:  Additional employee compensation
              expense under the fair value method                (5,135)                  (10,385)
--------------------------------------------------------------------------------------------------
         Pro forma                                                $  872                   $ 6,280
--------------------------------------------------------------------------------------------------
    Basic net income (loss) per common share
        As reported                                              $  0.09                   $  0.24
        Pro forma                                                $  0.01                   $  0.09
--------------------------------------------------------------------------------------------------
    Diluted net income (loss) per share
        As reported                                              $  0.09                   $  0.24
        Pro forma                                                $  0.01                   $  0.09
--------------------------------------------------------------------------------------------------

     The pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be granted in future years.

     The Black-Scholes option pricing model was developed for use in estimating the value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions including the expected stock price volatility. The Company uses projected data for expected volatility and expected life of its stock options based upon historical and other economic data trended into future years. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the estimate, in management's opinion, the existing valuation models do not provide a reliable measure of the fair value of the Company's employee stock options.

     The weighted average fair value of stock options granted in the three months and six months periods ended June 30, 2004 were $7.94 and $9.09 whereas the fair value of stock options granted in the three and six month periods ended June 30, 2003 were $4.95 and $4.27. The Company used the Black-Scholes option pricing model to estimate the value of the options at each grant date, under the following weighted average assumptions:

                                                          Three months ended        Six months ended
                                                            June 30, 2004             June 30, 2004
                                                       ------------------------------------------------
    Annualized Volatility                                         52.6%                      56.3%
    Risk-free Interest Rate                                        3.4%                       2.9%
    Expected Life (Years)                                          2.5                        2.5

     To implement the fair value method of accounting, the Company recorded an adjustment to accumulated deficit at January 1, 2004 of $44.3 million relating to the fair value of options vesting since January 1, 2002; an adjustment of $2.7 million to common shares related to the exercise of options; an adjustment of $41.6 million to contributed surplus related to the fair value of options vesting but unexercised since January 1, 2002, and stock-based compensation expense of $3.0 and $6.2 million during the three and six month periods ended June 30, 2004.


11.  REVENUE FROM VISUDYNE(R)

     Under the terms of the Company's collaborative agreement with Novartis Ophthalmics, the Company is responsible for manufacturing and product supply and Novartis Ophthalmics is responsible for marketing and distribution of Visudyne.

     The Company's revenue from the sales of Visudyne was determined as follows:

(In accordance with Canadian generally accepted accounting principles)

                                                       For the three months ended     For the six months ended
                                                                  June 30,                      June 30,
    (In thousands of United States dollars)                 2004           2003          2004              2003
----------------------------------------------------------------------------------------------------------------
    (Unaudited)
    Visudyne(R) sales by Novartis Ophthalmics           $ 109,340        $89,206      $210,396        $171,260
    Less:  Marketing and distribution costs              (33,357)       (26,433)       (62,636)        (53,524)
    Less:  Inventory costs                                (7,221)        (5,931)       (12,482)        (10,338)
    Less:  Royalties                                      (2,462)        (2,051)        (4,724)         (3,910)
                                                          ------         ------         ------          ------
                                                         $ 66,300        $54,791      $130,554        $103,488
                                                         ========        =======      ========        ========

    QLT share of remaining revenue on final sale
    by Novartis Ophthalmics (50%)                         $33,150        $27,395       $65,277         $51,744
    Add: Inventory costs reimbursed to QLT                  5,768          4,293        10,323           8,133
    Add: Royalties reimbursed to QLT                        2,458          1,969         4,697           3,790
    Add: Other costs reimbursed to QLT                      1,760          1,507         3,358           2,942
                                                            -----          -----         -----           -----
    Revenue from Visudyne(R) as reported by QLT           $43,136        $35,164       $83,655         $66,609
                                                          =======        =======       =======         =======

     For the three months ended June 30, 2004, approximately 48% of total Visudyne sales by Novartis Ophthalmics were in the United States with Europe and other markets responsible for the remaining 52%. For the same period in 2003, approximately 51% of total Visudyne sales by Novartis Ophthalmics were in the United States with Europe and other markets responsible for the remaining 49%.

     For the six months ended June 30, 2004, approximately 46% of total Visudyne sales by Novartis Ophthalmics were in the United States with Europe and other markets responsible for the remaining 54%. For the same period in 2003, approximately 51% of total Visudyne sales by Novartis Ophthalmics were in the United States with Europe and other markets responsible for the remaining 49%.


12.  CONTRACT RESEARCH AND DEVELOPMENT

     The Company received non-refundable research and development funding from Novartis Ophthalmics and Xenova Limited which was recorded as contract research and development revenue. Details of the Company's contract research and development revenue are as follows:

                                                         Three months ended               Six months ended
                                                               June 30,                        June 30,
    (In thousands of United States dollars)                 2004             2003            2004             2003
------------------------------------------------------------------------------------------------------------------
    (Unaudited)
    Visudyne(R) ocular programs                      $     1,263      $     318           $ 2,055           $  771
    Multiple basal cell carcinoma program                      -            527                 -            1,054
    Others                                                     -              -                 -              546
                                                     -----------      ---------           -------          -------
    Contract research & development revenue          $     1,263      $     845           $ 2,055          $ 2,371
                                                     ===========      =========           =======          =======


13.  RESEARCH AND DEVELOPMENT EXPENSE

     For the three months ended June 30, 2004 and 2003, investment tax credits of $0.3 million and $0.6 million, respectively, have been applied as a reduction of research and development expenditures in the consolidated statements of income. For the six months ended June 30, 2004 and 2003, investment tax credits of $1.0 million and $1.1 million, respectively, have been applied as a reduction of research and development expenditures in the consolidated statements of income.


14.  SEGMENTED INFORMATION

     Details of revenues and property and equipment by geographic segments are as follows:

(In accordance with Canadian generally accepted accounting principles)

                                                                Three months ended            Six months ended
    Revenues(1)                                                      June 30,                     June 30,
    (In thousands of United States dollars)                     2004         2003            2004         2003
---------------------------------------------------------------------------------------------------------------
    (Unaudited)

              United States                                   $ 24,949      $21,767       $ 46,752     $ 40,851
              Europe                                            16,225       11,727         31,986       22,676
              Canada                                             2,262        1,739          4,382        3,470
              Other                                                963          776          2,590        1,983
---------------------------------------------------------------------------------------------------------------
                                                              $ 44,399      $36,009       $ 85,710     $ 68,980
---------------------------------------------------------------------------------------------------------------



    Property and equipment                                 June 30,      December 31
    (In thousands of United States dollars)                  2004            2003
--------------------------------------------------------------------------------------
    (Unaudited)

              Canada                                          $ 46,810         $42,687
              United States                                        505             575
--------------------------------------------------------------------------------------
                                                              $ 47,315         $43,262
--------------------------------------------------------------------------------------

    (1)Revenues are attributable to a geographic segment based on location of the customer for revenue from Visudyne and royalties on product sales, and location of the head office of the funding entity in the case of revenue from contract research and development and collaborative arrangements.


15.  CONTINGENCIES

(A)  PATENT LITIGATION WITH MEEI

The First MEEI Lawsuit

In April 2000, Massachusetts Eye and Ear Infirmary ("MEEI") filed a civil suit complaint against the Company in the United States District Court for the District of Massachusetts (the "Court") seeking to establish exclusive rights for MEEI as the owner of certain inventions relating to the use of verteporfin as the photoactive agent in the treatment of certain eye diseases including AMD. In 2002, QLT moved for summary judgment against MEEI on all counts of MEEI's complaint. The Court granted QLT's motions, thus dismissing all of MEEI's claims in the lawsuit. Final judgment of dismissal was entered in April 2003. In May 2003, MEEI filed a notice of appeal, and QLT filed a notice of cross-appeal with respect to a contested discovery order entered by the district court. These appeals are pending before the Court of Appeal for the First Circuit.

The lawsuit relates, in part, to an ongoing dispute involving U.S. Patent No. 5,798,349 (the "`349 Patent") which was issued in 1998 to the Company, MEEI and Massachusetts General Hospital ("MGH") as co-owners. The complaint alleged breach of contract, misappropriation of trade secrets, conversion, misrepresentation, unjust enrichment, unfair trade practices and related claims and asked that the Court: (i) declare MEEI the owner of certain inventions claimed in the `349 Patent; (ii) enjoin the Company from infringement of those claims or any action that would diminish the validity or value of such claims;
(iii) declare that the Company breached an agreement with MEEI to share equitably in any proceeds derived as a result of collaboration leading to the `349 Patent; (iv) impose a constructive trust upon the Company for any benefit that the Company has or will derive as a result of the `349 Patent; and (v) award MEEI monetary relief for misappropriation of trade secrets in an amount equal to the greater of MEEI's damages or the Company's profits from any such misappropriation, and double or treble damages under Massachusetts law.

QLT's counterclaim in this lawsuit requesting correction of inventorship of the `349 patent to add an additional MGH inventor, was stayed by the Court pending the outcome of the second MEEI lawsuit described below. QLT voluntarily dismissed the remainder of its counterclaims in the first lawsuit without prejudice in April 2003.


The Second MEEI Lawsuit

(In accordance with Canadian generally accepted accounting principles)

In May 2001, the United States Patent Office issued United States Patent No. 6,225,303 (the "`303 Patent") to MEEI. The `303 Patent is derived from the same patent family as the `349 Patent and claims a method of treating unwanted choroidal neovasculature in a shortened treatment time using verteporfin. The patent application which led to the issuance of the `303 patent was filed and prosecuted by attorneys for MEEI and, in contrast to the '349 patent, named only MEEI researchers as inventors.

The same day the `303 patent was issued, MEEI commenced a second civil suit against the Company and Novartis Ophthalmics in the same Court alleging infringement of the `303 Patent. In the second suit MEEI seeks damages and injunctive relief for patent infringement and unjust enrichment. The Company has answered the complaint, denying its material allegations and raising a number of affirmative defenses, and has asserted counterclaims against MEEI and the two MEEI researchers who are named as inventors on the `303 patent.

The Company's counterclaim seeks to correct inventorship of the `303 patent by adding QLT and MGH researchers as joint inventors and asks the court to declare that QLT and MGH are co-owners of the `303 patent. The counterclaim also requests a declaration that QLT does not infringe, induce infringement, or contribute to infringement of the `303 patent, asserting, among other reasons, that QLT and MGH are rightful co-owners of the patent and QLT has a license from MGH of MGH's co-ownership rights under the patent. In addition, the counterclaim seeks a declaratory judgment that the `303 patent is invalid and unenforceable and an award of monetary damages for breach of material transfer agreements governing MEEI's use of verteporfin, based upon MEEI's failure to notify QLT of MEEI's intent to file the patent application that led to the issuance of the `303 patent to MEEI.

In November 2001, MGH sought and was granted leave to intervene in the action to protect its rights in the `303 patent. MGH's complaint in intervention, like QLT's counterclaim, asks the court to correct inventorship of the `303 patent by adding QLT and MGH researchers as joint inventors of the inventions claimed in the patent and by declaring that MGH is a joint owner of those inventions.

In April 2003, QLT moved to dismiss MEEI's claim for unjust enrichment on the grounds that this claim had been previously decided by a court. The Court granted QLT's motion on May 28, 2003.

No trial has been scheduled in the second lawsuit, and none is expected until 2005 at the earliest.

The Company believes MEEI's claims in both lawsuits are without merit and intends to vigorously defend against such actions and any appeals and pursue its counterclaims. The outcomes of these disputes are not presently determinable or estimable and there can be no assurance that the matters will be resolved in favor of the Company. If the lawsuits are not resolved in the Company's favor, the Company may be obliged to pay damages, to pay an additional royalty or damages for access to the inventions covered by claims in issued U.S. patents, may be subject to such equitable relief as a court may determine (which could include an injunction) or may be subject to a remedy combining some or all of the foregoing.

(B)  SECURITIES CLASS ACTION

On March 31, 2004, the United States District Court of the Southern District of New York issued an Opinion and Order dismissing in its entirety a securities class action which had been commenced in 2001 against the Company, Julia Levy, (former President and Chief Executive Officer and a current Director of the Company) and Kenneth Galbraith (former Executive Vice President and Chief Financial Officer and Corporate Secretary of the Company). The class action was dismissed on the basis that the plaintiffs had failed to state a valid claim for securities fraud. On April 14, 2004, the plaintiffs filed a motion with the same court for reconsideration of the Opinion and Order dismissing the class action. On June 21, 2004, the United States District Court of the Southern District of New York issued an Order denying the plaintiffs' motion for reconsideration.

The time period within which the plaintiffs could appeal the Opinion and Order dismissing the class action complaint expired on July 22, 2004. No appeal was filed by that date. QLT believes that this lawsuit has now been finally concluded.



16. PROPOSED MERGER WITH ATRIX LABORATORIES, INC.

(In accordance with Canadian generally accepted accounting principles)

On June 14, 2004, the Company and Atrix Laboratories, Inc. signed a definitive merger agreement, after unanimous approval by the boards of directors of both companies, for QLT to acquire 100% of Atrix's common stock. Atrix is an emerging specialty pharmaceutical company focused on advanced drug delivery. In the transaction Atrix shareholders will receive one common share of QLT and $14.61 in cash for each share of Atrix common stock. As at the date of the announcement, the transaction offer value was approximately $855 million and the transaction value net of Atrix's cash was approximately $751 million. After the closing of the transaction, Atrix shareholders will own approximately 23% of the combined entity and QLT shareholders will own approximately 77%. The transaction is subject to customary closing conditions as well as approval by the shareholders of both QLT and Atrix. On July 13, 2004, the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act with respect to the proposed merger. The Company expects the merger to complete before the end of 2004.

A member of the Company's board of directors is a senior partner of the law firm which has provided the Company with legal representation regarding the proposed merger. During the three and six month periods ended June 30, 2004, the Company incurred legal expenses in the amount of $0.5 million (2003 - insignificant) payable to this law firm.




(In accordance with Canadian generally accepted accounting principles)